PRESS RELEASE
FOR RELEASE APRIL 25, 2013 AT 4:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank

BCSB BANCORP, INC. REPORTS RESULTS FOR THE SECOND QUARTER ENDED
MARCH 31, 2013

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank (the “Bank”) reported net income of $303,000, or $0.09 per basic and diluted share for the three month period ended March 31, 2013, which represents the second quarter of its 2013 fiscal year, as compared to net income of $574,000, or $0.19 per basic share and $0.18 per diluted share for the three months ended March 31, 2012. The Company also disposed of a private label CMO security in March 2013. A loss on sale of $588,000 related to the security was more than offset by gains on sales of other securities in the Company’s investment portfolio during the quarter.

Net income for the six months ended March 31, 2013 was $942,000, or $0.30 per basic share and $0.29 per diluted share, as compared to net income of $1,036,000, or $0.34 per basic share and $0.33 per diluted share for the six months ended March 31, 2012.

During the three and six months ended March 31, 2013, earnings were favorably impacted by reductions in non-interest expense as compared to the same periods in the prior fiscal year and, during the six months ended March 31, 2013, earnings were favorably impacted by an increase in net interest income. Earnings for the three and six months ended March 31, 2013 were negatively impacted by decreases in non-interest income and increases in provision for loan losses, as compared to the same periods in the prior fiscal year. Reductions in non-interest income during fiscal year 2013 were primarily due to gain on sales of foreclosed real estate recognized during the prior fiscal year. Increases in provision for loan losses were necessary to address elevated charge-offs during fiscal year 2013 as certain problem loans were foreclosed upon and transferred to Foreclosed Real Estate.

President and Chief Executive Officer Joseph J. Bouffard commented, “Although somewhat disappointed with net earnings, we were able to make notable progress with other important initiatives during the period. Nonperforming assets have declined in each of the past two consecutive quarters and have dropped by nearly $3.5 million during the first six months of fiscal year 2013. As mentioned above, we disposed of a  private label CMO security, eliminating exposure to future OTTI charges related to that instrument. And on April 19, 2013 we were able to repurchase from the U.S. Treasury a warrant to purchase more than 183,000 shares of the Company’s common stock issued in connection with the TARP Capital Purchase Program. We have now completely exited TARP without having to raise capital, which would have diluted our shareholders.”

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.
Consolidated Statements of Financial Condition
(Unaudited)

	March 31,	September 30,
	2013	2012
	(Dollars in thousands)
ASSETS
Cash equivalents and time deposits	$45,017	$50,924
Investment Securities, available for sale	4,757	4,628
Loans Receivable, net	316,315	335,616
Mortgage-backed Securities, available for sale	234,268	213,563
Foreclosed Real Estate	3,659	1,674
Premises and Equipment, net	10,229	10,288
Bank Owned Life Insurance	17,163	16,869
Other Assets	10,887	11,537
Total Assets	$642,295	$645,099

LIABILITIES
Deposits	$561,012	$566,356
Junior Subordinated Debentures	17,011	17,011
Other Liabilities	8,546	6,593
Total Liabilities	586,569	589,960
Total Stockholders’ Equity	55,726	55,139
Total Liabilities & Stockholders’ Equity	$642,295	$645,099

Consolidated Statements of Operations
(Unaudited)

	Three Months ended March 31,		Six Months Ended March 31,
	2013	2012	2012	2013
	(Dollars in thousands except per share data)		(Dollars in thousands except per share data)

Interest Income	$6,100	$6,514	$12,698	$13,215
Interest Expense	1,341	1,753	2,825	3,684
Net Interest Income	4,759	4,761	9,873	9,531
Provision for Loan Losses	450	300	950	600
Net Interest Income After Provision for Loan Losses	4,309	4,461	8,923	8,931
Total Non-Interest Income	667	1,071	1,332	1,615
Total Non-Interest Expenses	4,538	4,663	8,805	8,978
Income Before Income Tax Expense	438	869	1,450	1,568
Income Tax Expense	135	295	508	532
Net Income	$303	$574	$942	$1,036

Basic Net Income Per Common Share	$0.09	$0.19	$0.30	$0.34
Diluted Net Income Per Common Share	$0.09	$0.18	$0.29	$0.33

	Three Months ended March 31,		Six Months ended March 31,
	2013	2012	2013	2012

Return on Average Assets (Annualized)	0.19%	0.36%	0.29%	0.33%
Return on Average Equity (Annualized)	2.20%	4.36%	3.37%	3.96%

Interest Rate Spread	3.13%	3.21%	3.24%	3.22%
Net Interest Margin	3.16%	3.23%	3.28%	3.25%

Efficiency Ratio	83.62%	79.97%	78.57%	80.55%
Ratio of Average Interest Earning Assets/Interest Bearing Liabilities	104.01%	102.01%	103.70%	101.99%

Tangible Book Value
(Unaudited)

	At March 31,	At September 30,	At March 31,
	2013	2012	2012

	(Dollars in thousands except per share data)

Tangible book value per common share:
Total stockholders’ equity	$55,726	$55,139	$53,164
Less: Intangible assets	(30)	(37)	(43)
Tangible common equity	$55,696	55,102	$53,121
Outstanding common shares	3,189,668	3,188,655	3,188,655

Tangible book value per common share (1)	$17.46	$17.28	$16.66

(1)
Tangible book value provides a measure of tangible equity on a per share basis. It is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and, as such, is considered to be a non-GAAP financial measure. Management believes the presentation of Tangible book value per share is meaningful supplemental information for shareholders. We calculate Tangible book value per common share by dividing tangible common equity by common shares outstanding, as of period end.

Allowance for Loan Losses
(Unaudited)

	Three Months ended March 31		Six Months ended March 31,
	2013	2012	2013	2012
	(Dollars in thousands)		(Dollars in thousands)

Allowance at Beginning of Period	$5,488	$5,064	$5,470	$4,768
Provision for Loan Losses	450	300	950	600
Recoveries	16	18	39	29
Charge-Offs	(411)	(4)	(916)	(19)
Allowance at End of Period	$5,543	$5,378	$5,543	$5,378

Allowance for Loan Losses as a Percentage of Gross Loans	1.72%	1.52%	1.72%	1.52%

Allowance for Loan Losses as a Percentage of Nonperforming Loans	37.4%	25.4%	37.4%	25.4%

Non-Performing Assets
(Unaudited)

	At March 31, 2013	At September 30, 2012	At March 31, 2012
	(Dollars in thousands)
Nonaccrual Loans:
Commercial	$4,449	$10,545	$12,446
Residential Real Estate (1)	4,226	2,600	7,307
Consumer	--	--	--
Total Nonaccrual Loans (2)	8,675	13,145	19,753
Accruing Troubled Debt Restructurings	6,162	6,647	1,418
Total Nonperforming Loans	14,837	19,792	21,171
Nonperforming Foreclosed Real Estate (3)	3,151	1,674	673
Total Nonperforming Assets	$17,988	$21,466	$21,844

Nonperforming Loans to Loans Receivable	4.69%	5.90%	6.07%

Nonperforming Assets to Total Assets	2.80%	3.33%	3.42%

(1)	Includes residential owner occupied properties and residential rental investor properties.

(2)
Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is questionable.  Also included in this category at March 31, 2013 is $109,000 in Troubled Debt Restructurings.  Reporting guidance requires disclosure of these loans as nonaccrual until the loans have performed according to the modified terms for a sustained period. As of March 31, 2013, the Company had a total of $6.3 million in Troubled Debt Restructurings, all of which are performing according to their restructured terms.

(3)
Regulatory guidance provides that residential rental foreclosed real estate with leases in place and demonstrated cash flow generating a reasonable rate of return generally is not considered to be a classified asset. As of March 31, 2013, the Company has identified $508,000 in foreclosed real estate meeting these criteria. Accordingly, this amount has been excluded from nonperforming assets.